Filed pursuant to Rule 424(b)(3)
Registration No. 333-198733

PROSPECTUS SUPPLEMENT NO. 9

8,392,708 Shares of Common Stock

Issuable upon Exercise of Warrants

of

Guided Therapeutics, Inc.

This prospectus supplement supplements and amends the prospectus dated May 7, 2015, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-198733) relating to up to 8,392,708 shares of our common stock issuable upon exercise of warrants. This prospectus supplement includes our current report on Form 8-K filed November 12, 2015. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 12, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2015 (November 11, 2015)

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 11, 2015, the Company held a special meeting of stockholders at its office in Norcross, Georgia.  As of the record date, September 17, 205, there were 131,625,417 shares of Common Stock and 1,277 shares of Series B preferred stock (common stock equivalent being 12,214,252 shares), voting on an as-converted basis entitled to vote at the annual meeting. Represented at the meeting in person or by proxy were 121,183,117 votes representing 84 percent of the total shares of Common Stock entitled to vote at the meeting.

The purpose of the meeting was to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock to a total of 1,000,000,000 shares, to amend our Certificate of Incorporation to effect a reverse stock split, in a ratio to be determined by our board of directors ranging from 1-for-10 to 1-for-100, of all issued and outstanding shares of our common stock, at a time in the three years following such approval to be determined by the board and for the adjournment of the special meeting, if necessary or appropriate in the discretion of the chairman of the special meeting, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the first proposal. The following table sets forth the results of the vote on the matters:

Proposal	Vote type	Common Voted	Series B Voted	Total Votes	O/S (%)
Increase Common Shares	For	83,745,356	11,257,772	95,003,128	66.0%
	Against	22,046,399	—	22,046,399	15.3%
	Abstain	4,133,590	—	4,133,590	2.9%

Reverse Stock Split	For	92,794,623	11,257,772	104,052,395	72.3%
	Against	14,087,327		14,087,327	9.8%
	Abstain	3,043,395	—	3,043,395	2.1%

Adjournment	For	90,990,829	11,257,772	102,248,601	71.1%
	Against	13,480,874		13,480,874	9.4%
	Abstain	5,453,642	—	5,453,642	4%

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2015	GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer

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